SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                       Date of Report: September 22, 1999



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                         Commission File Number: 0-19131




                       Delaware                   52-1555759
              (State of Incorporation)         (I.R.S. Employer
                                              Identification No.)



                35 West Watkins Mill Road, Gaithersburg, MD 20878
                (Address of principal executive office (Zip Code)


Registrant's telephone number, including area code (301) 417-0770


No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.

MEDIMMUNE, INC.
Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated September 22, 1999:



                MEDIMMUNE, Inc. to Acquire U.S. Bioscience, Inc.
    -Acquisition Provides Immediate Products and Infrastructure in Oncology-

Gaithersburg, MD and West Conshohocken, PA, Sept. 22, 1999 - MedImmune, Inc. (Nasdaq: MEDI) and U.S. Bioscience, Inc. (Amex: UBS) announced today that they have entered into a definitive agreement for MedImmune to acquire U.S. Bioscience, a specialty pharmaceutical company that develops and markets products for patients with cancer and AIDS. MedImmune expects the transaction to be neutral to earnings in year 2000 and accretive thereafter.

Under the terms of the agreement, MedImmune will acquire all of U.S. Bioscience's outstanding shares in a tax-free, stock-for-stock merger that is intended to be accounted for under pooling-of-interests treatment. The equity value is $492 million or a transaction value of approximately $440 million (net of cash) based on an average MedImmune stock price of $110 per share and 29.8 million fully diluted U.S. Bioscience shares. The exchange ratio will be 0.15 MedImmune shares per U.S. Bioscience share, subject to adjustment depending on the average closing price of MedImmune over the 20-day trading period ending three days prior to the U.S. Bioscience shareholder meeting to consider the merger.

If MedImmune's average share price is greater than $140 during this 20-day period, the exchange ratio shall be $19.10 divided by the average share price. If MedImmune's average share price is greater than $132, but less than or equal to $140 the exchange ratio shall be 0.1364. If MedImmune's average share price is $132 or lower, but more than $120, the exchange ratio will be $18 divided by MedImmune's average share price. If MedImmune's share price is $100 or lower, but more than $88, the exchange ratio shall be $15 divided by MedImmune's average share price, and if the average share price is lower than $88, but more than $80 the exchange ratio shall be 0.1705. If MedImmune's average share price is less than $80, U.S. Bioscience may terminate the merger agreement unless MedImmune delivers a notice to the effect that the exchange ratio shall be $13.64 divided by the average share price.

The Boards of Directors of both MedImmune and U.S. Bioscience approved the proposed merger, which is subject to customary conditions, including U.S. Bioscience stockholder approval and antitrust clearance. The merger agreement provides that U.S. Bioscience pay MedImmune a $15 million termination fee and up to $2 million in expenses, under certain circumstances. In addition, as a condition to entering into the transaction, MedImmune required U.S. Bioscience to grant it an option to purchase up to 19.9% of U.S. Bioscience's outstanding shares. The companies anticipate that the transaction will close in the fourth quarter of 1999 or the first quarter of 2000.

"We are delighted with this transaction," said Dr. Wayne T. Hockmeyer, MedImmune's chairman and chief executive officer. "This acquisition further solidifies MedImmune's commitment to the field of oncology. It will provide us with three marketed products in the fields of oncology and infectious disease, as well as development capabilities and an oncology sales and marketing infrastructure. Earlier this year we expanded our strategic focus to include oncology products with the acquisition of Vitaxin(Trademark), a humanized anti-angiogenesis monoclonal antibody now in Phase 2 clinical trials."

U.S. Bioscience's product portfolio includes Ethyol(Registered) (amifostine), which is approved for the reduction of cumulative kidney toxicity associated with repeated administration of cisplatin in patients with advanced ovarian cancer and non-small cell lung cancer. Additionally, in June 1999 the drug was approved by the FDA for use in the reduction of moderate-to-severe xerostomia (chronic dry mouth) in patients undergoing post-operative radiation treatment for head and neck cancer. Other products include NeuTrexin(Registered) (trimetrexate glucuronate for injection), which is used to treat moderate-to-severe Pneumocystis carinii pneumonia in patients with compromised immune systems and is in clinical development for metastatic colorectal cancer, and Hexalen(Registered)(altretamine), a second-line chemotherapy used to treat patients with persistent or recurrent ovarian cancer. Lodenosine, a nucleoside reverse transcriptase inhibitor is in Phase 2 clinical trials with the potential to treat HIV infection.

C. Boyd Clarke, president and chief executive officer of U.S. Bioscience, said, "We're extremely pleased to join forces with MedImmune and proud to strengthen the foundation and growth prospects of MedImmune's oncology franchise. We anticipate that Ethyol(Registered)(amifostine) will be a meaningful product for MedImmune following our merger. We are eager to use our people, pipeline, clinical expertise and manufacturing capacity to continue to add value to MedImmune."

U.S. Bioscience, Inc., based in West Conshohocken, Pennsylvania, is a pharmaceutical company specializing in the development and commercialization of products for patients with cancer and AIDS. The company has three products on the market. In addition to its headquarters, U.S. Bioscience has a manufacturing facility located in Nijmegen, The Netherlands, an analytical laboratory in Exton, PA., and a subsidiary near London to coordinate clinical trials in Europe.

MedImmune, Inc. located in Gaithersburg, Maryland, is a biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, transplantation medicine, autoimmune disorders and cancer. MedImmune markets three products through its hospital-based sales force and has five new product candidates in clinical trials.

Statements about the proposed merger are forward-looking statements that involve risks and uncertainties. Among the factors that could cause actual results of MedImmune, U.S. Bioscience or the combined company to differ materially from those in the forward looking statements are: the failure of the merger to be consummated, the ability of the companies to successfully integrate, challenges inherent in new product development and marketing, governmental laws and regulations, including possible healthcare reform, the availability of favorable tax and accounting treatment for the merger and those factors in the companies' reports and filings with the U.S. Securities and Exchange Commission. The companies disclaim any intention or obligation to update or revise any forward-looking statements.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 MEDIMMUNE, INC.
                                ----------------
                                  (Registrant)



 September 22, 1999        /s/David M. Mott
                           David M. Mott, Vice Chairman and
                           Chief Financial Officer